EXHIBIT 99.1

Hub Group, Inc. Reports Second Quarter 2021 Results

Highlights:

  Strong freight market conditions and continued growth with strategic customers led to 26% revenue growth in the quarter, with growth across all lines of business
  Gross margin increase of 12%, combined with continued focus on operating efficiency, resulted in second quarter net income of $27 million or $0.78 of diluted earnings per share, which represents year-on-year growth of 102%
  Generated EBITDA (non-GAAP)1 of $69 million in the quarter, with over $246 million in cash and cash equivalents at quarter end
  Continued to provide innovative solutions to our customers; Hub was recognized by Inbound Logistics as the #2 on the Top 10 3PL list and a Green Supply Chain Partner
  Increased expected full year 2021 diluted earnings per share to $3.50 - $3.70

OAK BROOK, Ill., July 29, 2021 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced second quarter 2021 net income of $26.6 million, or diluted earnings per share of $0.78. Net income for second quarter 2020 was $13.2 million, or $0.39 per diluted share.

“Unprecedented freight market conditions, combined with our drive to provide a world-class customer experience resulted in 26% revenue growth in the quarter. Our continued focus on yield improvement and operating efficiency led to diluted EPS of $0.78 in the second quarter which is double the prior year. We are honored to once again be named #2 on Inbound Logistics’ Top 10 3PL list for the second consecutive year. In addition, we were recently recognized for our contribution to sustainability in the supply chain by Inbound Logistics, Food Logistics and EcoVadis,” said Dave Yeager, Hub Group’s Chairman and Chief Executive Officer.

Second Quarter 2021 Results

Revenue for the second quarter of 2021 increased by 26% to $981 million compared with $779 million for the second quarter of 2020. Operating income for the quarter was $37 million versus $21 million for the second quarter of 2020. EBITDA1 (non-GAAP) for the second quarter was $69 million.

Second quarter intermodal revenue increased 23% to $550 million due to a 7% increase in volume and a 15% increase in revenue per load. Intermodal gross margin increased compared to the prior year as higher prices, cost recovery and volume growth more than offset increased purchased transportation costs and higher equipment repositioning costs.

Second quarter logistics revenue increased 25% to $222 million due to growth of our retail supplier solutions services and the addition of NonstopDelivery (“NSD”), partially offset by the impact of customers lost during the pandemic. Gross margin increased due to revenue growth, the acquisition of NSD and higher prices, partially offset by higher warehousing and transportation costs.

Truck brokerage revenue grew 62% in the quarter to $140 million due to a 55% increase in revenue per load and 5% volume growth. Contractual freight represented 51% of total brokerage volume in the second quarter of 2021 as compared to 64% in 2020. Truck brokerage gross margin increased relative to second quarter 2020 due to revenue per load growth in both contractual and transactional freight, partially offset by the impact of higher purchased transportation costs.

Dedicated revenue increased 1% compared to the prior year to $69 million due to growth from existing and new customers, partially offset by the impact of business we exited. Dedicated gross margin decreased primarily due to higher maintenance, repair and purchased transportation expenses, that was not fully offset by growth in revenue.

Costs and expenses decreased to $84 million in the second quarter of 2021 due primarily to lower professional fees, a decline in donation expense compared to 2020 and higher gains on the sale of equipment, partially offset by increased costs resulting from the acquisition of NSD and an increase in salaries and benefits expense related to variable compensation.

Capital expenditures for the second quarter of 2021 totaled $17 million. At June 30, 2021, we had cash and cash equivalents of $246 million.

2021 Outlook

We expect that our 2021 diluted earnings per share will range from $3.50 to $3.70. We estimate revenue will grow in the high-teens percentage range for 2021, and that gross margin as a percentage of revenue will range from 12.5% to 13.0%. We estimate our costs and expenses will range from $355 to $365 million for the year. We project our effective tax rate for the second half of 2021 will range from 24% to 25%.

We expect capital expenditures for fiscal year 2021 to range from $165 to $175 million and primarily consist of investments to support growth in the business, including containers, tractors and technology. For 2021 we expect to add 3,000 containers, which will result in net growth of approximately 2,750 after retirements of containers that have reached end of life. We are also planning to add approximately 700 tractors to replace older units and support growth in our drayage and dedicated fleets.

Long-Term Financial Targets

Hub Group today announced a revenue target of $5.5 to $6.5 billion in 2025. We expect to achieve this level of revenue primarily through organic growth driven by our superior customer experience, and the technology and equipment investments we will continue to make in our business, as well as through acquisitions of non-asset logistics businesses that expand our solutions offering, add scale to our core operations and deepen our customer relationships. We anticipate long-term operating income margins of 4.0%-5.5% and EBITDA margins2 (non-GAAP) of 7.5%-9.0%, with profitability benefitting from reinvestment in our business, our technology initiatives, and our continued focus on operating efficiency. A key component of this long-term growth plan is our continued commitment to our culture of innovation, service and teamwork.

Non-GAAP Financial Measure

In this press release, we present EBITDA, a non-GAAP financial measure of profitability defined as earnings before interest, taxes, depreciation and amortization. As required by the rules of the Securities and Exchange Commission (“SEC”), we have provided herein a reconciliation of this non-GAAP financial measure to the most directly comparable measure under GAAP, Net Income. Management believes that EBITDA provides relevant and useful information, which is used by our management as well as by many analysts, investors and competitors in our industry. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability for the periods presented. EBITDA should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and is not necessarily comparable to non-GAAP measures that may be presented by other companies.

Forward-Looking Non-GAAP Financial Measure

In this press release, management has presented certain forward-looking statements about the Company’s future financial performance that include EBITDA margin, a forward-looking non-GAAP financial measure. This non-GAAP financial measure is defined as EBITDA as a percentage of revenue. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We are unable to present a quantitative reconciliation of EBITDA margin to its most directly comparable forward-looking GAAP financial measure, Net Income Margin, because management is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact the GAAP measure without unreasonable efforts.

CONFERENCE CALL

Hub Group, Inc. will hold a conference call at 5:00 p.m. Eastern Time on July 29, 2021 to discuss our second quarter 2021 results.

Hosting the conference call will be Dave Yeager, Chairman and Chief Executive Officer. Also participating on the call will be Phil Yeager, President and Chief Operating Officer, and Geoff DeMartino, Executive Vice President, Chief Financial Officer and Treasurer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com. The webcast is listen-only. Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please register at: https://www.yourconferencecenter.com/confcenter/PinCode/Pin_Code.aspx?100374&o=UlESikYvALRSfI

Registrants will be issued a passcode and PIN to use when dialing into the live call which will provide quickest access to the conference. You may register at any time, including up to and after the call start time. On the day of the call, dial (888) 206-4064 approximately ten minutes prior to the scheduled call time; enter the participant passcode and PIN received during registration. The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's web site at www.hubgroup.com. This replay will be available for 30 days.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. Forward-looking statements are inherently uncertain and subject to risks, uncertainties and other factors that might cause the actual performance of Hub Group, Inc. to differ materially from those expressed or implied by this discussion and, therefore, should be viewed with caution. All forward-looking statements and information are provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally may be identified by the use of forward-looking terminology such as “trends”, “assumptions”, “target”, “guidance”, “outlook”, “opportunity”, “future”, “plans”, “goals”, “objectives”, “expects”, “anticipate”, “expected”, “may”, “will”, “would”, “could”, “intend”, “believe”, “potential”, “projected”, “estimate” (or the negative or derivative of each of these terms), or similar words, and include our statements regarding our outlook, profit improvement initiatives and capital expenditures. These forward-looking statements are based on management's experience and perception of trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Factors that could cause actual results to differ materially include general or regional economic conditions and health concerns; the effect of the ongoing COVID-19 pandemic, including any spikes, outbreaks or variants of the virus, as well as any future government actions taken in response to the pandemic, including on our business operations, as well as its impact on general economic and financial market conditions and on our customers, counterparties, employees and third-party service providers; our ability to sustain or the effects of plans intended to improve operational execution and performance; changes in or implementation of governmental or regulatory rules and interpretations affecting tax, wage and hour matters, health and safety, labor and employment, insurance or other undeterminable areas; intermodal costs and prices, the integration of NSD and any other acquisitions and expenses relating thereto; the future performance of Hub’s Intermodal, Truck Brokerage, Dedicated and Logistics business lines; driver shortages; the amount and timing of strategic investments or divestitures by Hub; the failure to implement and integrate critical information technology systems; cyber security incidents; retail and other customers encountering adverse economic conditions and other factors described from time to time in Hub Group's SEC reports, press releases and other communications. Hub Group assumes no obligation to update any such forward-looking statements.

SOURCE: Hub Group, Inc.

CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2021		2020
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$981,320	100.0%	$779,243	100.0%

Transportation costs	860,759	87.7%	671,994	86.2%
Gross margin	120,561	12.3%	107,249	13.8%

Costs and expenses:
Salaries and benefits	54,375	5.5%	49,676	6.4%
General and administrative	20,370	2.1%	28,970	3.7%
Depreciation and amortization	8,868	0.9%	7,625	1.0%
Total costs and expenses	83,613	8.5%	86,271	11.1%

Operating income	36,948	3.8%	20,978	2.7%

Other income (expense):
Interest expense	(1,859)	-0.2%	(3,006)	-0.4%
Other, net	(192)	-0.0%	47	0.0%
Total other expense	(2,051)	-0.2%	(2,959)	-0.4%

Income before provision for income taxes	34,897	3.6%	18,019	2.3%

Provision for income taxes	8,305	0.8%	4,865	0.6%

Net income	$26,592		$13,154

Earnings per share
Basic	$0.80		$0.40
Diluted	$0.78		$0.39

Basic weighted average number of shares outstanding	33,428		33,171
Diluted weighted average number of shares outstanding	33,879		33,455

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2021		2020
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$1,900,873	100.0%	$1,618,102	100.0%

Transportation costs	1,671,565	87.9%	1,406,259	86.9%
Gross margin	229,308	12.1%	211,843	13.1%

Costs and expenses:
Salaries and benefits	111,326	5.9%	100,552	6.2%
General and administrative	39,613	2.1%	55,306	3.4%
Depreciation and amortization	17,370	0.9%	15,248	1.0%
Total costs and expenses	168,309	8.9%	171,106	10.6%

Operating income	60,999	3.2%	40,737	2.5%

Other income (expense):
Interest expense	(3,764)	-0.2%	(5,461)	-0.3%
Other, net	(284)	-0.0%	228	0.0%
Total other expense	(4,048)	-0.2%	(5,233)	-0.3%

Income before provision for income taxes	56,951	3.0%	35,504	2.2%

Provision for income taxes	13,129	0.7%	9,114	0.6%

Net income	$43,822		$26,390

Earnings per share
Basic	$1.31		$0.80
Diluted	$1.30		$0.79

Basic weighted average number of shares outstanding	33,423		33,165
Diluted weighted average number of shares outstanding	33,827		33,472

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	June 30,	December 31,
	2021	2020

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$246,021	$124,506
Accounts receivable trade, net	533,198	518,975
Accounts receivable other	4,283	1,265
Prepaid taxes	1,731	1,336
Prepaid expenses and other current assets	14,483	26,753
TOTAL CURRENT ASSETS	799,716	672,835

Restricted investments	23,305	23,353
Property and equipment, net	632,236	671,101
Right-of-use assets - operating leases	42,191	43,573
Right-of-use assets - financing leases	2,337	3,557
Other intangibles, net	146,724	163,953
Goodwill, net	522,360	508,555
Other assets	17,350	18,469
TOTAL ASSETS	$2,186,219	$2,105,396

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$331,836	$285,320
Accounts payable other	37,478	12,680
Accrued payroll	35,492	23,044
Accrued other	87,934	102,613
Lease liability - operating leases	10,400	10,093
Lease liability - financing leases	2,222	1,793
Current portion of long term debt	86,868	93,562
TOTAL CURRENT LIABILITIES	592,230	529,105

Long term debt	143,101	176,797
Non-current liabilities	42,805	42,910
Lease liability - operating leases	33,898	36,328
Lease liability - financing leases	187	8
Deferred taxes	166,922	162,325

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2021 and 2020	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and
41,224,792 shares issued in 2021 and 2020; 33,705,051 shares
outstanding in 2021 and 33,549,708 shares outstanding in 2020	412	412
Class B: $.01 par value; 662,300 shares authorized;
662,296 shares issued and outstanding in 2021 and 2020	7	7
Additional paid-in capital	186,210	186,058
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	1,296,982	1,253,160
Accumulated other comprehensive loss	(176)	(191)
Treasury stock; at cost, 7,519,741 shares in 2021
and 7,675,084 shares in 2020	(260,901)	(266,065)
TOTAL STOCKHOLDERS' EQUITY	1,207,076	1,157,923
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,186,219	$2,105,396

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2021	2020

Cash flows from operating activities:
Net income	$43,822	$26,390
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	64,033	61,759
Deferred taxes	4,428	4,989
Compensation expense related to share-based compensation plans	9,289	8,209
(Gain) loss on sale of assets	(4,033)	96
Donated equipment	-	5,626
Changes in operating assets and liabilities:
Restricted investments	48	1,640
Accounts receivable, net	(20,088)	(2,392)
Prepaid taxes	(395)	(83)
Prepaid expenses and other current assets	12,231	10,350
Other assets	(316)	(637)
Accounts payable	71,314	4,989
Accrued expenses	(1,652)	(9,440)
Non-current liabilities	(4,762)	21
Net cash provided by operating activities	173,919	111,517

Cash flows from investing activities:
Proceeds from sale of equipment	19,912	521
Purchases of property and equipment	(26,337)	(49,271)
Cash used in acquisitions	(90)	-
Net cash used in investing activities	(6,515)	(48,750)

Cash flows from financing activities:
Proceeds from issuance of debt	17,464	127,462
Repayments of long term debt	(57,854)	(150,282)
Stock withheld for payments of withholding taxes	(3,973)	(3,944)
Finance lease payments	(1,524)	(1,493)
Net cash used in financing activities	(45,887)	(28,257)

Effect of exchange rate changes on cash and cash equivalents	(2)	(66)

Net increase in cash and cash equivalents	121,515	34,444
Cash and cash equivalents beginning of period	124,506	168,729
Cash and cash equivalents end of period	$246,021	$203,173

HUB GROUP, INC.
FINANCIAL INFORMATION BY BUSINESS LINE
(in thousands)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2021	2020	2021	2020

Intermodal	$550,185	$447,126	$1,056,189	$925,160

Logistics	222,449	177,293	439,484	377,495

Truck brokerage	139,991	86,675	267,253	184,692

Dedicated	68,695	68,149	137,947	130,755

Total Revenue	$981,320	$779,243	$1,900,873	$1,618,102

RECONCILIATION OF NET INCOME TO EBITDA
(in thousands)
(unaudited)

	Three Months
	Ended June 30,
			Change	Change
	2021	2020	$	%

Net income	$26,592	$13,154	$13,438	102.2%

Interest expense	1,859	3,006	(1,147)	-38.2%

Depreciation and amortization	31,922	31,183	739	2.4%

Provision for income taxes	8,305	4,865	3,440	70.7%

EBITDA	$68,678	$52,208	$16,470	31.5%

RECONCILIATION OF NET INCOME TO EBITDA
(in thousands)
(unaudited)

	Six Months
	Ended June 30,
			Change	Change
	2021	2020	$	%

Net income	$43,822	$26,390	$17,432	66.1%

Interest expense	3,764	5,461	(1,697)	-31.1%

Depreciation and amortization	64,033	61,759	2,274	3.7%

Provision for income taxes	13,129	9,114	4,015	44.1%

EBITDA	$124,748	$102,724	$22,024	21.4%

See the “Non-GAAP Financial Measure” section of this release for the definition of EBITDA and a discussion of this non-GAAP financial measure.

1 See the “Non-GAAP Financial Measure” section of this release for the definition of EBITDA and a discussion of this non-GAAP financial measure.
2 See the “Forward-Looking Non-GAAP Financial Measure” section of this release for the definition of EBITDA margin and a discussion of this non-GAAP financial measure.